EXHIBIT 10.56.4

CHANGE IN TERMS AGREEMENT

THIS CHANGE IN TERMS AGREEMENT (this “CIT”) is made by and between Heritage Bank of Commerce, a California banking corporation (“Bank”), with its headquarters address at 150 Almaden Boulevard, San Jose, California 95113, and Mission West Properties, Inc., a Maryland corporation (“Borrower”), with its principal address at 10050 Bandley Drive, Cupertino, California 95014.  This CIT is executed on October 13, 2009 and is made effective upon the satisfaction of all of the conditions precedent set forth herein (the “Effective Date”) at San Jose, California.

RECITALS

A.           As of March 4, 2008, Bank and Borrower entered into certain agreements (the “March 2008 Loan Documents”) including but not limited to a Revolving Credit Loan Agreement (the “Loan Agreement”), pursuant to which Bank agreed, subject to the terms and conditions set forth therein, to lend up to the sum of Ten Million Dollars ($10,000,000.00) to Borrower, and pursuant to which Borrower agreed to repay the loan on or before June 15, 2009.

B.           Thereafter, pursuant to a Change in Terms Agreement dated April 17, 2008 (the “April 2008 CIT”), Bank and Borrower made certain changes to the March 2008 Loan Documents, including but not limited to revising the Loan Agreement to provide for a Commitment Amount (as defined in the April 2008 CIT), to Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000.00).  Borrower executed an Amended and Restated Revolving Credit Note dated April 17, 2008 pursuant to the April 2008 CIT (the “Note”).

C.           Thereafter, pursuant to a Change in Terms Agreement dated June 5, 2009 (the “June 2009 CIT”) Bank and Borrower made certain changes to the March 2008 Loan Documents, including but to limited to revising the Loan Agreement to extend the maturity date to September 15, 2009.

D.           Thereafter, pursuant to a Change in Terms Agreement dated August 20, 2009 (the “August 2009 CIT”) Bank and Borrower made certain changes to the March 2008 Loan Documents, including but to limited to revising the Loan Agreement to extend the maturity date to October 15, 2009.

E.           The Termination Date (as defined in the August 2009 CIT), is October 15, 2009. Borrower has requested, and Bank has agreed, subject to the terms and conditions of this CIT, to extend the Termination Date to September 15, 2011.

AGREEMENT

In consideration of the covenants, terms and conditions set forth herein, and in consideration and for other good and valuable consideration, the parties hereto agree as set forth below.

1.           Incorporation by Reference.  The Recitals set forth above are true and correct and are incorporated herein by reference in this CIT, together with the March 2008 Loan Documents, the April 2008 CIT, the June 2009 CIT, the August 2009 CIT and any other documents executed by and between Bank and Borrower in connection with or after the March 2008 Loan Documents (sometimes, collectively, the “Loan Documents”).  All capitalized terms not defined herein shall have the meaning given in the Loan Documents.

2.           Amendment of Definition of Termination Date.  The definition of “Termination Date” in Section 1.1 of the Loan Agreement is hereby deleted and replaced by the following:

“‘Termination Date’ shall mean September 15, 2011.”

3.           Amendment of Interest Rate.  Section 2.2 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“2.2           Interest Rate.  Except as otherwise provided herein (including without limitation Section 2.5 relating to the Default Rate), each Revolving Loan will bear interest on the unpaid principal amount thereof at the greater of (i) the Variable Rate or (ii) four percent (4.00%) per annum.”

4.           Minimum Annual Fee.  Section 2.9.1 of the Loan Agreement (as amended by the April 2008 CIT) shall be deleted in its entirety and replaced with the following:

“2.9.1           Minimum Annual Fee.  The Borrower shall pay to the Bank a minimum annual fee of Seventeen Thousand Five Hundred and 00/100 Dollars ($17,500.00) (the “Minimum Annual Fee”).  The Minimum Annual Fee shall be payable in advance, in the manner provided in Section 2.11 herein, on October 15, 2009 for the first partial year hereunder, and on September 15, 2010 and each September 15 thereafter for any subsequent year.  The Minimum Annual Fee shall be pro-rated for any partial year.”

5.           Warranties and Representations.  Article 4 of the Loan Agreement is hereby amended by adding the following to the end thereof:

“4.16.           Title to the Property.  (a) MWP LP II (defined in Section 7(c) below of this CIT), holds marketable and indefeasible fee simple absolute title to the Property (defined in Section 7(c) below of this CIT), (b) MWP LP II has the right and is lawfully authorized to encumber the Property, (c) the Property is subject only to those exceptions to title identified in that certain preliminary report prepared by First American Title Insurance Company dated August 12, 2009 (Update), Order Number NCS-303379-SC, which has been previously provided to Bank (the “Permitted Exceptions”), and (d) the Property is free from all due and unpaid  taxes, assessments and  mechanics’ and materialmen’s liens.

4.17.           Existing Leases and Existing Tenants. Borrower further represents and warrants to Bank that portions of the Property are currently leased to (i) Silicon Valley Colocation, (ii) Forward Technology, and (iii) BT INS (collectively, the “Existing Tenants”), pursuant to written leases, and any amendments thereto, copies of which have been provided to Bank (the “Existing Leases”).  The Existing Leases are in full force and effect; no event of default (and no event which, with the giving of notice and the passage of time would become an event of default) exists under any of the Existing Leases, and no changes or amendments have been made to any of the Existing Leases.  There are no occupants of the Property other than the Existing Tenants.”

6.           Events of Default.  Section 7.1 of the Loan Agreement is hereby amended by adding the following to the end thereof:

“7.1.11           If MWP LP II fails to satisfy or perform any of the covenants of the Agreement Not to Encumber or the Deed of Trust (both defined in Section 7(c) below of this CIT).

7.           Conditions Precedent. The effectiveness of this CIT and Bank’s obligations hereunder are conditioned upon the satisfaction of each and all of the following conditions on or before October 15, 2009:

(a)           Borrower shall have executed and delivered this CIT to Bank;

(b)           Borrower shall have provided to Bank a copy of resolutions of the Board of Directors of Borrower in form and substance satisfactory to Bank in its sole and absolute discretion authorizing the execution, delivery, and performance of this CIT, which shall have been certified by the Secretary or Assistant Secretary of Borrower as of the date of delivery as being complete, accurate, and in effect.

(c)           Borrower shall have caused Mission West Properties, L.P. II, a Delaware limited partnership (“MWP LP II”) to have duly executed, acknowledged and delivered to Bank (i) an Agreement Not to Convey or Encumber (the “Agreement Not to Encumber”) and (ii) an Accommodation Deed of Trust - Variable Interest Rate – Revolving Line of Credit (the “Deed of Trust”), with respect to that certain real property owned by MWP LP II and located at 1600 Memorex Drive and 1688 – 1700 Richard Avenue, Santa Clara, California (the “Property”), both of which shall be in form and substance satisfactory to Bank in its sole and absolute discretion;

(d)           Borrower shall have caused MWP LP II to have provided to Bank a copy of a resolutions of the general partner of MWP LP II in form satisfactory to the Bank in its sole and absolute discretion authorizing the execution, delivery, and performance of the Agreement Not to Encumber and the Deed of Trust.

(e)           Borrower shall have caused MWP LP II to procure and deliver to Bank and thereafter maintain a policy or policies of insurance in form and content and by an insurer or insurers satisfactory to Bank, naming Bank as Loss Payee, Mortgagee or Additional Insured (as applicable), including a clause giving Bank a minimum of thirty (30) days’ notice if such insurance is cancelled, as follows:  (i) builder’s “all risk” insurance in non-reporting form, in an amount not less than the full insurable completed value of the improvements located on the Property on a replacement cost basis, with the normal conditions including fire, extended coverage, vandalism, malicious mischief, course of construction endorsement and a lender’s loss payable endorsement naming Bank as loss payee; (ii) commercial general liability insurance on an “occurrence” basis, indicating coverage satisfactory to Bank, and naming Bank as an additional insured; (iii) workers’ compensation insurance, issued to MWP LP II, as may be required by applicable workers’ compensation insurance laws; (iv) any additional or different coverage as may be specified in Bank’s Agreement to Provide

Insurance; and (v) any and all additional insurance that Bank in its reasonable judgment may from time to time require (including, without limitation, flood coverage), against insurable hazards which at the time are commonly insured against in the case of property similarly situated.  The Bank expressly will not require earthquake insurance.  Should the Property be located in an area designated by the Director of the Federal Emergency Management Agency as a special flood hazard area,  MWP LP II agrees to obtain and maintain Federal Flood Insurance, if available, for the full unpaid principal balance of the loan and any prior liens on the Property securing the loan, up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Lender, and to maintain such insurance for the term of the loan.  Borrower shall deliver (or shall cause MWP LP to deliver) to Bank a Lender’s Loss Payable Endorsement (438BFU or CP 12-18).  At Bank’s request, Borrower shall supply Bank with a counterpart original of any policy.

(f)           Borrower shall have paid the sum of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) to Bank as and for a portion of Bank’s attorneys’ fees incurred in preparing this Agreement and any related documents.

(g)           Borrower shall have paid to Bank the sum of Sixteen Thousand Five Hundred and 00/100 Dollars ($16,500.00) in order to bring its currently due Minimum Annual Fee to the required amount of Seventeen Thousand Five Hundred and 00/100 Dollars ($17,500.00) to Bank.  (The next payment of the Minimum Annual Fee shall be due on September 15, 2010.)

8.           Agreement Not to Encumber and Deed of Trust; Substitution of Collateral.

(a)           Bank and Borrower agree that (i) Bank may record the Agreement Not to Encumber in the Official Records, Office of the County Recorder of Santa Clara County, State of California (“Official Records”) on or promptly following the Effective Date, and (ii) Bank shall not record the Deed of Trust in the Official Records unless and until the occurrence of an Event of Default.

(b)           Upon the occurrence of an Event of Default, (i) Bank may record the Deed of Trust in the Official Records without notice to Borrower or Owner.

(c)           If Bank is entitled to and does record the Deed of Trust, then concurrently with the recordation of the Deed of Trust, or within a reasonable time thereafter, Borrower shall deliver or cause to be delivered to Bank a 2006 ALTA Loan Policy, with creditor’s rights exclusion deleted 1970 or its equivalent with a liability limit of not less than the face amount of the Note, issued by First American Title Insurance Company (or such other title insurer acceptable to Bank), insuring Bank’s interest under the Deed of Trust as a valid first lien on the Property, together with such reinsurance or coinsurance agreements or endorsements to said policy as Bank may require, with exceptions other than Permitted Exceptions.

(d)           If Bank is entitled to and does record the Deed of Trust, then concurrently with the recordation of the Deed of Trust, or within a reasonable time thereafter, Borrower shall use commercially reasonable efforts to cause (or shall cause MWP LP II to cause) each of the Existing Tenants (and/or any replacement tenant for an Existing Tenant and any new tenants of the Property) to deliver to Bank an estoppel certificate and a subordination, non-disturbance and attornment agreement in form and substance acceptable to Bank.

(e)           Provided no Event of Default has occurred and is continuing, Borrower shall have the right to substitute a different property (the “Substitute Property”) for the Property, subject to satisfaction of each of the following terms and conditions:

(i)           Borrower shall submit to Bank a written request for consent to the proposed substitution of collateral (the “Substitution Request”), together with all documentation reasonably required for Bank to make the determinations set forth in subsection (ii) below not later than sixty (60) days prior to the date of the proposed Substitution.  Upon receipt of the Substitution Request and all items required in this Section 8(e), Bank shall submit the Substitution Request for internal approval.

(ii)           The Substitute Property shall be satisfactory to Bank in its reasonable discretion (unless otherwise specifically specified), including without limitation:

(A)           The Substitute Property shall have an appraised value (which shall be determined by an appraiser engaged by and solely approved by Bank) which results in a maximum loan-to-value ratio of no greater than sixty percent (60%).  Such appraisal shall be at Borrower’s expense and conducted in a manner consistent with Bank’s then-current underwriting practices, using a method which (1) conforms to then-current regulatory requirements, (2) is determined by Bank to be reasonable and appropriate under the circumstances, and (3) takes into account then-current market conditions, including vacancy factors, estimated date of stabilization, rental rates and concessions, all as determined by Bank.  Bank shall have received from Borrower such statements of income and expenses, certified rent rolls and such other documents as requested by Bank to conduct such appraisal.

(B)           Unless otherwise agreed by Bank, the Substitute Property shall be similar to, but of no less quality than, the Property with respect to (a) amount and stability of cash flow from the property, (b) tenants’ credit, quality and uses of the property, and diversification of the tenants, and (c) the property’s age, size, building construction design and quality, and level of improvements, all as determined by Bank in its reasonable discretion.

(C)           The property type and submarket location of the Substitute Property shall be satisfactory to Bank in its sole and absolute discretion.

(iii)           The Substitute Property shall not be subject to any liens or encumbrances and the condition of title to the Substitute Property (including without limitation the existence of any easements or other rights necessary for the use or operation of the Substitute Property) shall be acceptable to Bank in its sole and absolute discretion.

(iv)           The Substitute Property shall be a separate legally subdivided parcel or parcels and be taxed as a separate tax parcel or parcels.

(v)           If Bank approves the Substitution Request, then Borrower shall (or shall cause the fee owner of the Substitute Property to): (A) duly execute, acknowledge and deliver to Bank a deed of trust in the same form and substance as the Deed of Trust, encumbering the Substitute Property, and Bank shall return the original Deed of Trust to Borrower; (b) duly execute, acknowledge and delivered to Bank an Agreement Not to Convey or Encumber describing the Substitute Property in the same form and substance as the Agreement Not to Encumber, and Bank shall, concurrently with the recordation thereof, release or terminate the Agreement Not to Encumber describing the Property; and (C) upon the delivery to Bank of such documents, all references in this CIT to the Property, the Deed of Trust and/or the Agreement Not to Encumber shall mean and refer to the Substitute Property and the Deed of Trust and the Agreement Not to Encumber describing the Substitute Property.

(vi)           Borrower shall pay all of Bank’s expenses in connection with the collateral substitution, including without limitation, the fees and costs of all appraisers, attorneys, engineers, architects and surveyors, and all escrow fees and recording charges incurred by Bank in connection with such collateral substitution.

9.           Legal Effect.  Except as specifically provided herein, all of the terms and conditions of the Loan Documents remain in full force and effect.

10.         Integration.  This CIT is an integrated agreement.  Except as specifically set forth herein, and except for the Loan Documents as modified hereby, it supersedes all prior representations and agreements, if any, between the parties to this CIT.  This CIT and the Loan Documents as modified hereby contain the entire and only understanding of the parties with respect to the subject matter hereof and thereof, and may not be altered, amended or extinguished, except by a writing signed by all parties.

IN WITNESS WHEREOF, the parties hereto have executed and entered into this CIT effective as of the Effective Date first written above.

BANK:

HERITAGE BANK OF COMMERCE
a California banking corporation

By:	/s/ Roxanne Vane
Roxanne Vane
Its:	Senior Vice President / Regional Manager

BORROWER:

MISSION WEST PROPERTIES, INC.
a Maryland corporation

By:	/s/ Raymond V. Marino
Raymond V. Marino
Its:	President and Chief Operating Officer